August 29, 2006

Mr. Steven Strasser
President
Welund Fund, Inc.
1940 Zinfandel Drive, Suite R
Rancho Cordova, CA 95670

Re:    Engagement Letter

Dear Mr. Strasser:

Roth Capital Partners, LLC (“we” or “RCP”) is pleased to act as the exclusive financial advisor and placement agent for Welund Fund, Inc. (“you” or the “Company”) in connection with your proposed private placement. The terms of our engagement are set forth below. As discussed, a condition to our engagement is that Stephen Kircher be appointed Chairman of the Board of Directors of Welund Fund prior to the commencement of the Roadshow. We look forward to working with you.

1. The Offering.

(a) We currently anticipate raising approximately $10.0 million through a “PIPE” transaction involving the sale of securities to institutional investors. The actual terms of the offering will depend on market conditions, and will be subject to negotiation between the Company and RCP and prospective investors.

(b) Although we cannot guarantee you that we will be able to raise new capital, we will conduct the offering on a best efforts basis.

(c) In turn, during the term of our engagement, you agree not to use any other investment banking firm to raise capital (including debt) for you.

2.  Fees and Expenses.

(a) Concurrently with the consummation of the offering, the Company will pay us in cash a fee equal to 6% of the gross proceeds received from the sale of securities.

(b) In addition, the Company agrees to reimburse RCP upon request for its out-of-pocket expenses, including the fees and disbursements of RCP’s legal counsel, up to $25,000.

(c) Upon the closing of the Offering, the Company will issue to RCP warrants for the purchase of an amount equal to 5% of the securities issued in the Offering. The Warrants will be exercisable into the same class of common stock as issued as part of the Offering, have a strike price equal to 115% of the Company’s common stock on the closing date of the Offering and have a term of five years. The Warrants will provide for cashless or “net” exercise. In the event Investor Warrants are issued as part of the Offering, the terms and conditions of the Warrants shall be the same as Investor Warrants. The shares issuable upon exercise of the RCP warrants will be entitled to the same registration rights as those granted to the Investors in connection with the Offering. To that end, you agree that RCP will be afforded the indemnification protections granted to the Investors as part of the agreement governing the registration of the Investor securities sold in the Offering, as a third party beneficiary to such provisions.

24 CORPORATE PLAZA, NEWPORT BEACH, CA 926600 800.678.9147 www.rothcp.com
Member SIPC/NASD

Welund Fund, Inc.
August 29, 2006

3. Term of Engagement.

(a) The term of our engagement will be three months; however, either party may terminate our engagement at any time upon 10 days written notice to the other party. Upon termination, we will be entitled to collect all fees earned and expenses incurred through the date of termination.

(b) If the offering is not consummated during the term, for reasons other than termination of this engagement by us, and during the twelve months following termination of this Agreement, either (i) the Company completes an offering of its securities, or (ii) any person which we introduced to the Company or with which we have discussions or negotiations during the term on behalf of the Company, purchases securities from the Company (other than through a underwritten public offering), you agree to pay us upon the closing a cash fee in the amount that would otherwise have been payable to RCP had such transaction occurred during the term.

4. Offering Memorandum; Representations and Warranties.

(a) You hereby authorize RCP to transmit to the prospective purchasers of the securities a private placement memorandum prepared by the Company with such exhibits and supplements as may from time to time be required or appropriate or, alternatively, copies of the Company’s most recent filings with the Securities and Exchange Commission, together with summary materials prepared by the Company, if we deem them appropriate (as the case may be, the “Memorandum”). The Company represents and warrants that the Memorandum (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading. The Company will advise RCP immediately of the occurrence of any event or any other change known to the Company which results in the Memorandum containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they were made, not misleading.

(b) You agree that you will enter into subscription, registration rights and other customary agreements, and that your counsel will supply an opinion letter on the transaction, all of which will be in form and substance reasonably acceptable to, and addressed to, us and the investors.

Welund Fund, Inc.
August 29, 2006

(c) You further agree that we may rely upon, and are a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any agreements with investors in the offering.

(d) In conjunction with the filing of the resale registration statement for investors pursuant to the Registration Rights Agreement, if the Company does not meet the requirements for S-3 eligibility that existed in October 1992 (essentially, that it have a non-affiliate float of $150 million, or a non-affiliate float of $100 million and $3 million share annual trading volume, within 60 days of filing, and that it have been subject to the reporting requirements of the Securities Exchange Act of 1934 for 3 years, and current in that reporting for one year), the Company will file with the NASD, via the COBRA desk filing system, for approval of underwriting compensation under Section 2710 of the rules and regulations of the NASD, obtain from the NASD a standard clearance letter, and coordinate with the placement agent on filings it will be required to make upon sales under the registration statement.

5. Indemnification, Contribution, and Confidentiality. The Company agrees to indemnify RCP and its controlling persons, representatives and agents in accordance with the indemnification provisions set forth in Appendix I, and the parties agree to the confidentiality provisions of Appendix II, all of which are incorporated herein by this reference. These provisions will apply regardless of whether the proposed offering is consummated.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of California applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. The Company and RCP agree that any dispute concerning this Agreement this Agreement shall be resolved through binding arbitration before the NASD pursuant to its arbitration rules. Arbitration will be venued in Los Angeles County.

7. Announcement of Offering. If the Offering is consummated, RCP may, at its expense, place an announcement in such newspapers and periodicals as RCP may desire.

8. Advice to the Board. The Company acknowledges that any advice given by us to you is solely for benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without our prior written consent.

9. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral, between them relating to the subject matter hereof.

Welund Fund, Inc.
August 29, 2006

We look forward to working with you toward the successful conclusion of this engagement, and developing a long-term relationship with the Company.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Byron Roth
Byron Roth
Chairman and CEO

Confirmed and accepted as of
this 31st day of August, 2006:

WELUND FUND, INC.

By:	/s/ Steve Strasser
Steven Strasser
President

Welund Fund, Inc.
August 29, 2006

APPENDIX I

INDEMNIFICATION AND CONTRIBUTION

The Company agrees to indemnify and hold harmless RCP and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective directors, officers, employees, agents and controlling persons (RCP and each such person being an “Indemnified Party”) from and against all losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, which are related to or result from the performance by RCP of the services contemplated by or the engagement of RCP pursuant to, this Agreement and will promptly reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense arising from any threatened or pending claim, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions, (i) for any settlement by an Indemnified Party effected without its prior written consent (not to be unreasonably withheld); or (ii) to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from RCP’s willful misconduct or gross negligence. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security holders or creditors related to or arising out of the engagement of RCP pursuant to, or the performance by RCP of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from RCP’s willful misconduct or gross negligence.

Promptly after receipt by an Indemnified Party of notice of any intention or threat to commence an action, suit or proceeding or notice of the commencement of any action, suit or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the Company pursuant hereto, promptly notify the Company in writing of the same. In case any such action is brought against any Indemnified Party and such Indemnified Party notifies the Company of the commencement thereof, the Company may elect to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and an Indemnified Party may employ counsel to participate in the defense of any such action provided, that the employment of such counsel shall be at the Indemnified Party’s own expense, unless (i) the employment of such counsel has been authorized in writing by the Company, (ii) the Indemnified Party has reasonably concluded (based upon advice of counsel to the Indemnified Party) that there may be legal defenses available to it or other Indemnified Parties that are different from or in addition to those available to the Company, or that a conflict or potential conflict exists (based upon advice of counsel to the Indemnified Party) between the Indemnified Party and the Company that makes it impossible or inadvisable for counsel to the Indemnifying Party to conduct the defense of both the Company and the Indemnified Party (in which case the Company will not have the right to direct the defense of such action on behalf of the Indemnified Party), or (iii) the Company has not in fact employed counsel reasonably satisfactory to the Indemnified Party to assume the defense of such action within a reasonable time after receiving notice of the action, suit or proceeding, in each of which cases the reasonable fees, disbursements and other charges of such counsel will be at the expense of the Company; provided, further, that in no event shall the Company be required to pay fees and expenses for more than one firm of attorneys representing Indemnified Parties unless the defense of one Indemnified Party is unique or separate from that of another Indemnified Party subject to the same claim or action. Any failure or delay by an Indemnified Party to give the notice referred to in this paragraph shall not affect such Indemnified Party’s right to be indemnified hereunder, except to the extent that such failure or delay causes actual harm to the Company, or prejudices its ability to defend such action, suit or proceeding on behalf of such Indemnified Party.

Welund Fund, Inc.
August 29, 2006

If the indemnification provided for in this Agreement is for any reason held unenforceable by an Indemnified Party, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and RCP on the other hand, of the Offering as contemplated whether or not the Offering is consummated or, (ii) if (but only if) the allocation provided for in clause (i) is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand and RCP, on the other hand, as well as any other relevant equitable considerations. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and RCP of the Offering as contemplated shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company or its shareholders, as the case may be, as a result of or in connection with the Offering bear to the fees paid or to be paid to RCP under this Agreement. Notwithstanding the foregoing, the Company expressly agrees that RCP shall not be required to contribute any amount in excess of the amount by which fees paid RCP hereunder (excluding reimbursable expenses), exceeds the amount of any damages which RCP has otherwise been required to pay.

The Company agrees that without RCP’s prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which RCP or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company in which such Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse RCP on a monthly basis for all expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

Welund Fund, Inc.
August 29, 2006

If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, The Company agrees that any judgment or arbitrate award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

Welund Fund, Inc.
August 29, 2006

APPENDIX II

INFORMATION TO BE SUPPLIED; CONFIDENTIALITY.

In connection with RCP’s activities on behalf of the Company, the Company will furnish RCP with all financial and other information regarding the Company that RCP reasonably believes appropriate to its assignment (all such information so furnished by the Company, whether furnished before or after the date of this Agreement, being referred to herein as the “Information”). The Company will provide RCP with access to the officers, directors, employees, independent accountants, legal counsel and other advisors and consultants of the Company. The Company recognizes and agrees that RCP (i) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this Agreement without independently verifying the Information or such other information, (ii) does not assume responsibility for the accuracy of the Information or such other information, and (iii) will not make an appraisal of any assets or liabilities owned or controlled by the Company or its market competitors.

RCP will maintain the confidentiality of the Information and, unless and until such information shall have been made publicly available by the Company or by others without breach of a confidentiality agreement, shall disclose the Information only as authorized by the Company or as required by law or by order of a governmental authority or court of competent jurisdiction. In the event that RCP is legally required to make disclosure of any of the Information, RCP will give notice to the Company prior to such disclosure, to the extent that RCP can practically do so.

The foregoing paragraph shall not apply to information that:

(i)
at the time of disclosure by the Company is, or thereafter becomes, generally available to the public or within the industries in which the Company or RCP or its affiliates conduct business, other than as a direct result of a breach by RCP of its obligations under this Agreement;

(ii)
prior to or at the time of disclosure by the Company, was already in the possession of, or conceived by, RCP or any of its affiliates, or could have been developed by them from information then in their possession, by the application of other information or techniques in their possession, generally available to the public, or available to RCP or its affiliates other than from the Company;

(iii)
at the time of disclosure by the Company or thereafter, is obtained by RCP or any of its affiliates from a third party who RCP reasonably believes to be in possession of the information not in violation of any contractual, legal or fiduciary obligation to the Company with respect to that information; or

(iv)	is independently developed by RCP or its affiliates.

Welund Fund, Inc.
August 29, 2006

Nothing in this Agreement shall be construed to limit the ability of RCP or its affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with entities other than the Company, notwithstanding that such entities may be engaged in a business which is similar to or competitive with the business of the Company, and notwithstanding that such entities may have actual or potential operations, products, services, plans, ideas, customers or supplies similar or identical to the Company’s, or may have been identified by the Company as potential merger or acquisition targets or potential candidates for some other business combination, cooperation or relationship. The Company expressly acknowledges and agrees that it does not claim any proprietary interest in the identity of any other entity in its industry or otherwise, and that the identity of any such entity is not confidential information.